EXHIBIT 99










                    BOWATER COMMUNICATION PAPERS INC.

                         EMPLOYEES' SAVINGS PLAN


           (As Amended and Restated Effective January 1, 1989,
              Including Amendments through December 9, 1994)

                                 PREAMBLE



Establishment of Plan

     The Bowater Computer Forms Inc. Employees' Savings Plan ("Bowater Forms Prior Plan") was established effective January 1, 1982 for the benefit of eligible employees of Bowater Computer Forms, Inc., and of such of its subsidiaries as might adopt the Plan. The Plan was amended and restated, effective January 1, 1985, to provide for employee contributions under Section 401(k) of the Internal Revenue Code, to facilitate voluntary investments in shares of Bowater Incorporated Stock and to provide for payroll-based employee stock ownership contributions (effective January 1, 1984).

     The Star Forms, Inc. Savings and Investment Plan ("Star Prior Plan") was established effective January 1, 1984 for the benefit of eligible employees of Star Forms, Inc. and of such of its subsidiaries or affiliated organizations as might adopt the Plan.


Restatements of Plan

     The purposes of the 1988 amendment and restatement were to reflect the combination of Bowater Computer Forms Inc. and Star Forms, Inc. into Bowater Communication Papers Inc. and to provide for the merger of the two Prior Plans into this Plan for the benefit of eligible employees of the Company, and of such of its subsidiaries and affiliated organizations as might adopt the Plan, to provide consistent benefits for eligible employees, to incorporate amendments previously made to the Prior Plans, and to make certain additional legal compliance and technical changes. The purpose of the 1989 amendment and restatement of the Plan is to bring the Plan into compliance with the requirements of the Tax Reform Act of 1986, as amended, and regulations thereunder. Unless otherwise noted, the provisions of this Plan apply only to individuals who are active Plan participants on or after July 1, 1989. The rights and benefits, if any, of a former employee whose employment terminated before January 1, 1989, and who is not reemployed on or after such date, shall be determined in accordance with the provisions of the Prior Plan in which he was a Participant in effect on the date his employment terminated.


Objective of Plan

     The objective of the Plan is to enhance the existing benefit programs of the Company with respect to eligible Employees and to encourage such Employees to further their own financial independence.
The Plan is designed to provide a systematic method of savings through regular contributions by eligible Employees. Employee contributions will be supplemented by Employer contributions. All funds contributed will be held in trust, as described hereinafter, and invested to achieve the objective of the Plan. The Plan and the Trust forming a part thereof are intended to meet the requirements of Sections 401(a), 401(k), and 501(a) of the Internal Revenue Code of 1986, as amended from time to time and the provisions of the Employee Retirement Income Security Act of 1974, as amended from time to time.

                         Table of Contents


ARTICLE 1:  DEFINITIONS                                                 1

1.01     ACCOUNTS                                                       1
1.02     ACTIVE PARTICIPANT                                             1
1.03     AFFILIATED COMPANY                                             1
1.04     AFTER-TAX EMPLOYEE CONTRIBUTION ACCOUNT                        1
1.05     BENEFICIARY                                                    1
1.06     BOARD                                                          2
1.07     BOWATER OR BOWATER INCORPORATED                                2
1.08     BOWATER FORMS PRIOR PLAN                                       2
1.09     CODE                                                           2
1.10     COMPANY                                                        2
1.11     COMPANY CONTRIBUTION ACCOUNT                                   3
1.12     CURRENT OR ACCUMULATED PROFITS                                 3
1.13     DISABILITY                                                     3
1.14     EARNINGS                                                       3
1.15     EFFECTIVE DATE                                                 4
1.16     EMPLOYEE                                                       4
1.17     EMPLOYEE STOCK OWNERSHIP ACCOUNT                               4
1.18     EMPLOYER                                                       4
1.19     EMPLOYMENT                                                     4
1.20     ENROLLMENT DATE                                                4
1.21     ERISA                                                          4
1.22     FIDUCIARY                                                      4
1.23     FORFEITURES                                                    4
1.24     HOUR OF SERVICE                                                5
1.25     INVESTMENT FUNDS                                               5
1.26     PARTICIPANT                                                    5
1.27     PLAN                                                           5
1.28     PLAN ADMINISTRATOR                                             5
1.29     PLAN SPONSOR                                                   5
1.30     PLAN YEAR                                                      5
1.31     PRIOR PLANS                                                    5
1.32     RETIREMENT                                                     5
1.33     ROLLOVER CONTRIBUTION ACCOUNT                                  5
1.34     SEVERANCE FROM SERVICE DATE                                    6
1.35     SHARE OF BOWATER STOCK                                         6
1.36     SPECIFIED HARDSHIP WITHDRAWAL                                  6
1.37     SPOUSE                                                         7
1.38     STAR PRIOR PLAN                                                7
1.39     TAX DEFERRED EMPLOYEE CONTRIBUTION ACCOUNT                     7
1.41     TRUST FUND                                                     7
1.42     VALUATION DATE                                                 7
1.43     VESTED VALUE                                                   7
1.44     VESTING DATE                                                   7
1.45     YEAR OF BREAK IN SERVICE                                       8
1.46     YEARS OF SERVICE                                               8


ARTICLE 2:  ELIGIBILITY AND PARTICIPATION                               9

2.01     ELIGIBILITY                                                    9
2.02     PARTICIPATION                                                  9
2.03     CESSATION OF ACTIVE PARTICIPATION                              9
2.04     EFFECT OF REEMPLOYMENT ON PLAN ENTRY OR REENTRY               10
2.05     PRIOR EMPLOYMENT WITH AN AFFILIATED COMPANY                   10

ARTICLE 3:  PARTICIPANT CONTRIBUTIONS                                  12

3.01     TAX-DEFERRED EMPLOYEE CONTRIBUTIONS                           12
3.02     AFTER-TAX EMPLOYEE CONTRIBUTIONS                              12
3.03     MODE OF PAYMENT                                               12
3.04     LIMITATIONS ON TAX-DEFERRED CONTRIBUTIONS                     12
3.05     LIMITATIONS ON AFTER-TAX CONTRIBUTIONS                        13
3.06     CHANGE IN AMOUNT OF CONTRIBUTIONS                             14
3.07     VOLUNTARY SUSPENSION OF PARTICIPANT CONTRIBUTIONS             15
3.08     ROLLOVER CONTRIBUTIONS                                        15
3.09     EMPLOYMENT WITH AFFILIATED COMPANY                            16

ARTICLE 4:  EMPLOYER CONTRIBUTIONS                                     17

4.01     CONTRIBUTION SCHEDULE                                         17
4.02     MODE OF PAYMENT                                               17
4.03     FORFEITURES                                                   17
4.04     RETURN OF CERTAIN CONTRIBUTIONS TO EMPLOYER                   17
4.05     STATUTORY LIMITATION ON ADDITIONS                             18
4.06     COMBINED PLANS LIMITATION                                     20

ARTICLE 5:  INVESTMENT OPTIONS                                         21

5.01     INVESTMENT OF PARTICIPANT AND EMPLOYER CONTRIBUTIONS          21
5.02     INVESTMENT ELECTIONS BY PARTICIPANTS                          22
5.03     CHANGES IN CURRENT INVESTMENT ELECTIONS                       22
5.04     TRANSFERS OF ACCOUNTS                                         22

ARTICLE 6:   VALUATION OF PARTICIPANTS' ACCOUNTS                       24

6.01     ACCOUNTS                                                      24
6.02     VALUATION OF ACCOUNTS                                         24
6.03     AMOUNT OF PARTICIPANT'S ACCOUNTS                              24
6.04     STATEMENT OF PARTICIPANT ACCOUNTS                             25
6.05     TIMING OF CREDITS AND DEDUCTIONS                              25

ARTICLE 7:  BENEFITS UPON RETIREMENT, DEATH, DISABILITY,
            OR TERMINATION                                             26

7.01     RETIREMENT                                                    26
7.02     DEATH                                                         26
7.03     DISABILITY                                                    26
7.04     OTHER TERMINATION OF EMPLOYMENT AND VESTING                   26
7.05     TRANSFER OF EMPLOYMENT                                        26
7.06     ELECTION OF BENEFITS                                          27
7.07     METHOD OF PAYMENT                                             28
7.08     PROOF OF DEATH AND RIGHT OF BENEFICIARY                       28
7.09     AUTOMATIC FORMS OF DISTRIBUTION FOR CERTAIN PARTICIPANTS      29
7.10     DIRECT ROLLOVER OF DISTRIBUTION                               30

ARTICLE 8:  WITHDRAWALS DURING EMPLOYMENT                              33

8.01     GENERAL CONDITIONS FOR WITHDRAWALS                            33
8.02     OPTIONAL WITHDRAWAL OF AFTER-TAX CONTRIBUTION AND COMPANY
         CONTRIBUTION ACCOUNT                                          33
8.03     SPECIFIED HARDSHIP WITHDRAWAL                                 33
8.04     WITHDRAWAL AFTER AGE 59 1/2                                   34
8.05     WITHDRAWAL OF ROLLOVER ACCOUNT                                34
8.06     WITHDRAWAL OF EMPLOYEE STOCK OWNERSHIP ACCOUNT                34
8.07     LOANS TO INTERESTED PARTIES                                   34

ARTICLE 9:   ADMINISTRATION                                            37

9.01     FIDUCIARIES:                                                  37
9.02     RESPONSIBILITIES OF THE PLAN SPONSOR                          38
9.03     RESPONSIBILITIES OF THE TRUSTEE                               38
9.04     RESPONSIBILITIES OF THE PLAN ADMINISTRATOR                    38
9.05     DELEGATION OF DUTIES                                          39
9.06     COMMITTEE ACTION                                              40
9.07     INDIVIDUAL INDEMNIFICATION                                    40
9.08     EXPENSES                                                      41

ARTICLE 10:  GENERAL PROVISIONS                                        42

10.01     INALIENABILITY OF BENEFITS                                   42
10.02     NO RIGHT TO EMPLOYMENT                                       42
10.03     UNIFORM ADMINISTRATION                                       42
10.04     HEADINGS                                                     42
10.05     CONSTRUCTION                                                 42
10.06     UNCLAIMED DISTRIBUTIONS                                      42
10.07     DISTRIBUTIONS TO A LEGAL REPRESENTATIVE                      42
10.08     EXPENSES                                                     43
10.09     SOURCE OF PAYMENT                                            43
10.10     PLAN SUBJECT TO TAX APPROVAL                                 43
10.11     DISCONTINUANCE OF CONTRIBUTIONS                              44

ARTICLE 11:   SPECIAL PROVISIONS                                       45

11.01     AMENDMENTS TO THE PLAN                                       45
11.02     MERGER, CONSOLIDATION, OR TRANSFER OF ASSETS                 45
11.03     TERMINATION                                                  45
11.04     WITHDRAWAL OF AN EMPLOYER                                    46
11.05     PROCEDURE                                                    46

ARTICLE 12:   CLAIMS PROCEDURE                                         47

12.01     SUBMISSION OF CLAIMS                                         47
12.02     WRITTEN NOTICE OF DENIED CLAIM                               47
12.03     REVIEW OF DECISION DENYING CLAIM                             47
12.04     HEARING                                                      47
12.05     WRITTEN DECISION OF COMMITTEE                                47

ARTICLE 13:  TOP-HEAVY PROVISIONS                                      49

13.01     OVERRIDING PROVISION                                         49
13.02     DEFINITIONS                                                  49
13.03     MINIMUM CONTRIBUTION                                         52
13.04     EARNINGS                                                     52

ARTICLE 14:  EXERCISE OF SHAREHOLDERS'S RIGHTS                         53

14.01     VOTING RIGHTS                                                53
14.02     RIGHTS OTHER THAN VOTING RIGHTS                              53

      BOWATER COMMUNICATION PAPERS INC. EMPLOYEES' SAVINGS PLAN

         (As Amended and Restated Effective January 1, 1989)



ARTICLE 1:
                               DEFINITIONS

     The following words and phrases as used herein shall, for the purposes of the Plan and any subsequent amendment thereof, have the following meanings, unless a different meaning is plainly required by the context. Wherever applicable, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.

     1.01 ACCOUNTS: The separate accounts maintained for each Participant in each Investment Fund in which the Participant has a balance, including, but not limited to, a Participant's After-Tax
Employee Contribution Account, Tax-Deferred Employee Contribution
Account, Company Contribution Account, Rollover Contribution Account, and Payroll-Based Employee Stock Ownership Account, as determined under Articles 3, 4, and 8.

     1.02 ACTIVE PARTICIPANT: An eligible Employee who has on file with the Employer an election to withhold part of his Earnings as a periodic contribution to the Plan and who is currently having Earnings withheld.

     1.03 AFFILIATED COMPANY: Any company or organization directly or indirectly controlled by, controlling, or under common control with the Company which group includes Bowater Communication Papers Inc., within the meaning of Section 1563(a) of the Code, determined without regard to Sections 1563(a) (4) and 1563(e)(3)(C) thereof, or is a member of an affiliated service group within the meaning of Section 414(m) of the Code. With respect to periods prior to July 1, 1988, Affiliated Company includes any company which was an Affiliated Company of Bowater Computer Forms Inc. or Star Forms, Inc.

     1.04 AFTER-TAX EMPLOYEE CONTRIBUTION ACCOUNT: The value of that portion of the Trust Fund which, with respect to any participant, is attributable to his After-Tax Employee Contributions under Sections 3.02. (This Account shall also include any contributions made on an after-tax basis to the Bowater Prior Plan.)

     1.05 BENEFICIARY: The person, estate or trust last designated by a Participant, by written notice filed with the Plan Administrator, to receive any benefits payable in the event of his death. In the absence of an effective designation, or if no Beneficiary so designated survives the Participant, the Beneficiary(ies) shall be member(s) of the first of the following classes of successive preference beneficiaries in which one or more members survive the Participant: the Participant's (a) widow or widower; (b) children; (c) parents; (d) brothers and sisters;
(e) executor or administrator. Benefits shall be payable to multiple Beneficiaries in equal shares.

      Notwithstanding the above, if a Participant is married on the date of his death, his Beneficiary shall be his surviving Spouse unless:

     (a) the Participant has designated a Beneficiary other than his Spouse, and

     (b) the Participant's Spouse has consented in writing to such other Beneficiary designation and the Spouse's consent acknowledges the effect of such election and is witnessed by a representative of the Plan Administrator or notarized by a notary public, or it is established to the satisfaction of the Administrator that such consent cannot be obtained because there is no Spouse or because the Spouse cannot be located.

     1.06     BOARD:  The Board of Directors of the Company.

     1.07 BOWATER OR BOWATER INCORPORATED: The parent company of Bowater Communication Papers Inc. Whenever any power, right, privilege, duty, or responsibility is reserved to Bowater (whether as Plan Sponsor, or otherwise) under the terms of the Plan or the Trust, it may be exercised by the Board of Directors of Bowater Incorporated (the "Bowater Board") or by any individual(s), committee(s) or entity(ies) to whom the Bowater Board has, in accordance with any procedure it has established, expressly delegated or upon whom the Bowater Board has conferred the authority to act.

     1.08 BOWATER FORMS PRIOR PLAN: The Bowater Computer Forms Inc. Employees' Savings Plan.

     1.09 CODE: The Internal Revenue Code of 1986, as amended from time to time. All references to any Section of the Code shall be deemed to refer not only to such Section but also to any successor statutory provision to such Section.

     1.10 COMPANY: Bowater Communication Papers Inc. or any successor by merger, purchase, or otherwise with respect to its Employees. Whenever any power, right, privilege, duty, or responsibility is reserved to the Company under the terms of the Plan or the Trust, it may be exercised by the Board or by any individual(s), committee(s) or entity(ies) to whom the Board has, in accordance with any procedure it has established, expressly delegated or upon whom the Board has conferred the authority to act.

     1.11 COMPANY CONTRIBUTION ACCOUNT: The value of that portion of the Trust Fund which, with respect to any Participant, is attributable to any contributions made on his behalf by an Employer under Section 4.01. (This Account shall also include any Company contributions made to the Prior Plans.)

     1.12 CURRENT OR ACCUMULATED PROFITS: The Employer's net profits determined in accordance with generally accepted accounting principles before provision for income taxes and extraordinary items. No Employer Contribution shall be made in any Plan Year where there are not sufficient current or accumulated net profits, unless the Board affirmatively elects to make Contributions for such Plan Year despite the absence of such net profits. If the current or accumulated net profits of any Employer are not sufficient to permit the required Employer Contributions and the Board does not elect to make such Contributions, then the amount of the Employer Contribution which such Employer does not make may be contributed by any other Employer to the extent of the current or accumulated net profits of such Employer that remain after contribution of the Employer Contributions required on behalf of Participants employed by such other Employer. No reimbursement shall be required as a result of such contribution.

     1.13 DISABILITY: The status of being totally and permanently disabled, as determined by the Plan Administrator in its sole discretion, based on satisfactory evidence furnished to it by a licensed physician.

     1.14 EARNINGS: Effective January 1,1994, The total cash compensation paid to an Employee by the Employer, including overtime pay, commissions, bonuses and any other extra cash remuneration, and including severance pay received in periodic installments as approved by the Plan Administrator in a uniform and nondiscriminatory manner, any contribution to the Plan under Section 3.01 and any compensation excluded from taxable income under Section 125 of the Code, but excluding any non-cash remuneration, relocation allowances, imputed income, compensation payment of which has been deferred to a future year or other special remuneration.

     In addition to other applicable limitations which may be set forth in the Plan and notwithstanding any other contrary provision of the Plan, compensation taken into account under the Plan shall not exceed $150,000, adjusted for changes in the cost of living as provided in Section 415(d) of the Code, for the purpose of calculating a Plan Participant's accrued benefit (including the right to any optional benefit provided under the Plan) for any Plan Year commencing after December 31, 1993. However, the accrued benefit determined in accordance with this provision shall not be less than the accrued benefit determined on December 31, 1993 without regard to this provision.

     1.15 EFFECTIVE DATE: January 1, 1982 as to the Bowater Prior Plan and January 1, 1984 as to the Star Prior Plan, or, in the case of an Employer other than the Company, the date such employer becomes an Employer. The effective date of this amended and restated Plan is January 1, 1989.

     1.16 EMPLOYEE: Effective January 1, 1992, any individual who is hired to perform duties for the Employer, who is subject to its control, and who receives a regular stated compensation, including a pay arrangement or paid leave of absence, unless contractually agreed otherwise, but excluding a pension, retainer or fee under contract.

     The term "Employee" shall also include an individual who performs services of a type historically performed by employees in the recipient's business as a leased employee within the meaning of Section 414(n) of the Code, for at least 1,500 hours for a period of at least 12 months.

     1.17 EMPLOYEE STOCK OWNERSHIP ACCOUNT: The value of that portion of the Trust Fund which with respect to any Participant, is attributable to his Payroll-based Employee Stock Ownership Contributions under the Bowater Prior Plan.

     1.18 EMPLOYER: Bowater Communication Papers Inc. and its divisions, including the Star Forms division and the Bowater Computer Forms division, or any successor by merger, purchase or otherwise with respect to its Employees, or any Affiliated Company which the Board shall designate as an Employer for purposes of this Plan, upon such terms and conditions as said Board shall determine, with the approval of the board of directors of such Affiliated Company and of the Bowater Board.

     1.19     EMPLOYMENT: The service as an Employee with the Employer.

     1.20 ENROLLMENT DATE: The Effective Date and the first day of each January, April, July, and October thereafter. In the case of any Affiliated Company which is designated as an Employer, Enrollment Date shall also mean the effective date of such designation.

     1.21 ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time. All references to any Section of the Act shall be deemed to refer not only to such Section but also to any successor statutory provisions to such Section.

     1.22 FIDUCIARY: A person or company who exercises discretionary control over the Plan or assets, as defined in Section 3(21) of ERISA.

     1.23 FORFEITURES: The excess of all amounts in Participants' Accounts, accumulated with investment return, over the Vested Values, upon distribution of such values pursuant to the Bowater Forms Prior Plan.

     1.24 HOUR OF SERVICE: Each hour, or part thereof, during which an Employee is directly or indirectly paid, or entitled to payment, for the performance of duties for an Employer or is paid for reasons other than the performance of duties (such as vacation, holidays, sickness, jury duty, or for which back pay is awarded or agreed to by the Employer without regard to mitigation of damages).

     1.25 INVESTMENT FUNDS: The funds, together with the investment return thereon, as described under Section 5.01, into which a Participant may direct that contributions be invested, pursuant to Article 5.

     1.26     PARTICIPANT:  An Active Participant, former Active
Participant, or Employee who still has contributions credited to his Accounts.

     1.27 PLAN: The Bowater Communication Papers Inc. Employees' Savings Plan as set forth herein, and as it may, from time to time, be amended.

     1.28 PLAN ADMINISTRATOR: The Company or the individual(s) and/or committee(s) appointed pursuant to procedures established by the Board to administer the Plan.

     1.29 PLAN SPONSOR. Plan Sponsor means Bowater Incorporated, a corporation organized and existing under the laws of the State of Delaware and which owns all of the common stock of the Company.

     1.30 PLAN YEAR: The calendar year commencing January 1 and ending December 31.

     1.31     PRIOR PLANS: The Bowater Forms Prior Plan and the Star
Prior Plan.

     1.32 RETIREMENT: Early retirement (on or after attainment of age 55 with ten or more years of service) or normal retirement (attainment of age 65), or postponed retirement (after age 65) under the Bowater Communication Papers Inc. Employees' Retirement Plan, or, if an Employer has its own qualified retirement plan, with respect to an Employee who is a participant in such retirement plan, early, normal, or postponed retirement under such Employer's retirement plan. A Participant will be considered to have retired under the Plan if he terminates Employment on or after attaining age 55.

     1.33 ROLLOVER CONTRIBUTION ACCOUNT: The value of that portion of the Trust Fund which, with respect to any Participant, is attributable to his Rollover or Plan-to-Plan Transfer Contributions under Section 3.08 or under a Prior Plan or his Voluntary Deductible Employee Contributions under the Star Prior Plan.

     1.34     SEVERANCE FROM SERVICE DATE:

     (a) The date on which the Employee quits, retires, is discharged or dies; or

     (b) The first anniversary of the first date of a period in which the Employee remains absent from Employment with or without pay, for any reason other than those specified in clause (a) of this Section 1.34, such as vacation, holiday, sickness, disability, leave of absence, or layoff.

          In the case of an Employee who is absent from work for maternity or paternity reasons beyond the first anniversary of the first date of such absence, the Severance From Service Date shall be the second anniversary of the first date of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons mean an absence (1) by reason of the pregnancy of the Employee; (2) by reason of the birth of a child of the Employee; (3) by reason of a placement of a child with the employee in connection with the adoption of such child by such employee; or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

     1.35 SHARE OF BOWATER STOCK: A share of common stock of the Company which is either tradeable on an established securities market or which has voting power and dividend rights no less favorable than any other class of common stock issued by such Company.

     1.36 SPECIFIED HARDSHIP WITHDRAWAL: A withdrawal necessitated by the need of the Participant for funds to cover costs related to education, health or medical care, or housing requirements. For purposes of clarification, a Specified Hardship Withdrawal shall be allowed only for financial need arising out of expenses Incurred or assumed by a Participant (a) for deductible medical expenses of a Participant or a member of his family or dependent not covered by Insurance; (b) related to the post-secondary school tuition for the next quarter, semester or twelve (12) months of a Participant or a member of his family or dependents; (c) relating to the acquisition of a primary residence of a Participant; or (d) expenses to prevent eviction from, or foreclosure on the mortgage on, the Participant's primary residence. The amount withdrawn may not exceed the actual expense incurred by the Participant due to such emergency (including reasonably anticipated state and federal taxes and penalties payable with respect to the receipt of the amount withdrawn) and shall not be reasonably available from other resources of the Participant. Such resources Include all distributions (other than Hardship) or loans available under this Plan, the ability to borrow from banks, credit unions or other legitimate lenders, and the disposition of personal assets which can be readily sold without need for replacement. The Plan Administrator (or his delegate) shall determine whether applications for such withdrawal satisfy the definition for Specified Hardship Withdrawal.

     1.37 SPOUSE: Unless otherwise defined, the person legally married to the Participant at the time an action or event relevant for Plan purposes occurs, or immediately prior to his death.

     1.38     STAR PRIOR PLAN:  The Star Forms, Inc. Savings and
Investment Plan.

     1.39 TAX DEFERRED EMPLOYEE CONTRIBUTION ACCOUNT: The value of that portion of the Trust Fund which, with respect to any Participant, is attributable to his Tax-Deferred Employee Contributions under Section
3.01. (This Account shall also include any contributions made on a before-tax basis under the provisions of Section 401(k) to the Prior Plans.)

     1.40 TRUSTEE: Fidelity Management Trust Company, as Trustee under the Master Trust Agreement between Bowater Incorporated and Fidelity Management Trust Company dated as of July 1, 1994, and, to the extent not succeeded thereby, Wachovia Bank and Trust Company as Trustee under the Bowater Incorporated Master Trust Agreement, as amended and restated as of May 1, 1989, and their respective successors.

     1.41 TRUST FUND: The aggregate funds held by the Trustee under the Plan pursuant to the trust agreement between the Plan Sponsor and the Trustee.

     1.42 VALUATION DATE: The date or dates, as applicable, specified by the Trustee on which the Trust fund is valued in accordance with Article 6, which shall be at least one time in each twelve-month period. As to Accounts maintained in any Investment Fund which is valued daily, each business day may be deemed to be a Valuation Date. A date on which all Investment Funds are valued is a "Comprehensive Valuation Date".

     1.43 VESTED VALUE: When used to refer to the interest of a Participant in the Trust Fund on any date, the nonforfeitable portion thereof at the time of determination, which, with respect to the Accounts of Participants who are Active Participants on and after the Effective Date of this Plan is 100% of such Accounts.

     1.44     VESTING DATE:  A Participant's date of Employment.

     1.45 YEAR OF BREAK IN SERVICE: Any twelve (12) consecutive month period, computed from Severance From Service Date, during which an Employee does not complete one or more Hours of Service. A One Year Break in Service shall occur on the last day of the first such twelve-month period. Notwithstanding the above, an Employee shall be deemed to have not incurred a One Year Break in Service if he is either on a leave of absence in excess of twelve months authorized by his Employer and returns to Employment upon the expiration of such leave, or on military leave in excess of twelve months and returns to Employment with an Employer within ninety days after his first eligibility for discharge, or such longer period as may be prescribed by law.

     1.46     YEARS OF SERVICE:

     (a) For Employment on and after July 1, 1988, the aggregate period of Employment consisting of Years of Service and parts thereof, with each Year of Service consisting of twelve months and with a month consisting of thirty days. Years of Service shall be computed beginning on the date the Employee completes an Hour of Service upon commencing or recommencing Employment and ending on his next following Severance From Service Date. Years of Service shall include the period of time between an Employee's Severance From Service Date and the date he next completes an Hour of Service within twelve months from the date he last completed an Hour of Service.

     (b) For Employment prior to July 1, 1988, Years of Service shall be equal to the years of service credited under the provisions of the Prior Plans in existence as of June 30, 1988.




ARTICLE 2:  ELIGIBILITY AND PARTICIPATION

     2.01 ELIGIBILITY: An Employee who is an Active Participant in either Prior Plan as of June 30, 1988 shall continue to be an Active Participant as of July 1, 1988, provided that the Participant continues to meet the requirements of Section 2.02 and has not ceased Active Participation under Section 2.03. Subject to the provisions of Section 2.05, each other Employee shall be eligible to become a Participant on any Enrollment Date following completion of the following requirements:

     (a)     He has completed one Year of Service; and

     (b)     He has attained age 21, and

     (c) He is not a member of any other non-governmental tax qualified defined contribution plan to which his Employer is making contributions on his behalf;

     (d) He is not a member of any collective bargaining unit for which qualified plan benefits have been the subject of bargaining with his Employer pursuant to a currently effective collective bargaining agreement;

     (e) He is not a "leased employee" within the meaning of that term pursuant to Code Section 414(n); and

     (f) He has not terminated Employment at the time he could otherwise enter the Plan.

     2.02 PARTICIPATION: Each eligible Employee shall become an Active Participant as of any Enrollment Date, if on or before such date and within the time period prescribed by the Plan Administrator the Employee files with the Employer an enrollment form prescribed by the Plan Administrator on which he designates the rate of his Participant contributions, authorizes the Employer to make payroll deductions, and makes investment elections as provided under the Plan. An eligible Employee who does not file an enrollment form in accordance with the preceding sentence shall become an Active Participant on the first succeeding Enrollment Date after the date the Employee files such enrollment form with the Employer. With respect to a Rollover Contribution, an Employee, if not already a Participant, shall automatically become a Participant at the time of such contribution.

     2.03 CESSATION OF ACTIVE PARTICIPATION: An Employee shall cease to be an Active Participant whenever any of the following occur:

     (a) upon the voluntary suspension of his contributions, pursuant to Section 3.07.

     (b) upon the mandatory suspension of his contributions, pursuant to Article 8;

     (c)     upon a Year of Break in Service by the Employee;

     (d) upon any change in his status as an Employee which would make him ineligible to become or remain a Participant under the terms of
Section 2.01, including a transfer to the payroll of an Affiliated Company which is not an Employer, employment pursuant to a collective bargaining agreement, or his eligibility to participate in another defined contribution plan of the Employer or an Affiliated Company.

     Participation (but not Active participation) shall not cease due to
(a), (b) or to temporary absence from employment. The Employee's
Participation shall continue until his Accounts are distributed in full to him or his Beneficiary or until forfeited.

     2.04 EFFECT OF REEMPLOYMENT ON PLAN ENTRY OR REENTRY: In the event of reemployment after Severance From Service, an Employee may enter or reenter the Plan pursuant to the following rules:

     (a) If the Employee incurred five or more Years of Break in Service, he may enter or reenter the Plan on any Enrollment Date after meeting the requirements of Section 2.01 (by reference to Employment subsequent to his Years of Break in Service);

     (b)     If the Employee was previously a Participant in the Plan and
(i) did not incur five Years of Break in Service, or (ii) had a vested benefit at the time of his termination of Employment he may reenter the Plan on the date of his reemployment;

     (c) If the Employee did not incur a Year of Break in Service, had satisfied the eligibility conditions of Section 2.01 but terminated Employment prior to becoming a Participant, he may become a Participant in the Plan on the later of (i) the date of his reemployment, or (ii) the Enrollment Date on which he would have become a Participant had he not incurred the termination of Employment;

     (d) Any other Employee shall become a Participant in the Plan in accordance with the provisions of Section 2.01.

     2.05 PRIOR EMPLOYMENT WITH AN AFFILIATED COMPANY: Any person who becomes an Employee and who was previously employed by an Affiliated Company, or who previously performed service as a leased employee within the meaning of Section 414(n) of the Code (if the Company was the recipient of such services) shall have such service taken into account, credited solely for purposes of determining eligibility to participate and vesting under the Plan.


ARTICLE 3:  PARTICIPANT CONTRIBUTIONS

     3.01 TAX-DEFERRED EMPLOYEE CONTRIBUTIONS: Each Active Participant may, subject to the terms and conditions of other Sections of the Article, elect to make Tax-Deferred Employee Contributions to the Plan. The rate of such Contribution shall be a whole percentage of the Participant's Earnings. The maximum rate that may be elected (including Contributions under Section 3.02) shall be 16%.

     3.02 AFTER-TAX EMPLOYEE CONTRIBUTIONS: Each Active Participant may elect to make After-Tax Employee Contributions to the Plan. The rate of such Contribution shall be a whole percentage of the Participant's Earnings. The maximum rate that may be elected (including Contributions under Section 3.01) shall be 16%.

     3.03 MODE OF PAYMENT: Employee Contributions shall be made by means of payroll deductions for each payroll period, effective with the first full payroll period which ends after the date on which an eligible Employee becomes an Active Participant. Contributions shall be accrued by the Employer from a Participant's earnings at the rate designated by the Participant, paid to the Trustee promptly, and credited to the applicable Accounts as of the next Valuation Date.

     3.04 LIMITATIONS ON TAX-DEFERRED CONTRIBUTIONS: Tax-Deferred Employee Contributions shall be limited by the Plan Administrator to satisfy the requirements of subsections (a) and (b) of this Section.

     (a) The amount of Tax-Deferred ("Elective Deferrals") for a Participant for his taxable year shall be limited to $7,313 (or such other applicable amount pursuant to the provisions of Sections 402(g)(4),
(5), and (8) of the Code).

          To the extent the Participant has made Elective Deferrals to the Plan in excess of the amount set forth in the preceding paragraph ("Excess Deferrals"), such Excess Deferrals shall be distributed to him no later than the April 15 following the end of the taxable year during which such Elective Deferrals are made.

          If, for a taxable year, a Participant makes Elective Deferrals to this Plan and to any other plan or arrangement, he may allocate the amount of any Excess Deferrals for such taxable year among such plans. No later than the first day of March following the close of the taxable year during which the Excess Deferrals are made, the Participant shall notify the Plan Administrator in writing of the amount of his Excess Deferrals allocated to this Plan. Such amount shall then be distributed (including investment income thereon) to the Participant no later than the following April 15.

     (b)     All Employees who are eligible for Participation under
Article 2 shall be divided into two groups: Group 1 shall include the eligible Employees who are "highly compensated employees" (as defined in Section 414(q) of the Code); Group 2 shall include the remaining eligible Employees. Actual deferral percentages (within the meaning of Section 401(k)(3)(b) of the Code) shall be determined separately for Groups 1 and 2 by averaging the ratios (calculated separately for each Employee in each Group) of (1) the Tax-Deferred Employee Contributions and Employer Contributions during the Plan Year, to (ii) the Employee's Earnings for the Plan Year.

          The actual deferral percentage for Group 1 shall not exceed the greater of (i) or (ii) as follows:

          (i) One and one-fourth (1.25) times the actual deferral percentage for Group 2;

          (ii) The actual deferral percentage for Group 2 plus a two percent (2%), or two (2) times the actual deferral percentage for Group 2, whichever is less.

          For purposes of this sub-section (b), the actual deferral percentage taken into account for any Employee in Group 1 who is a participant in two or more cash or deferred arrangements of the Employer or an Affiliated Company shall include the Employee's Elective Deferrals and Earnings under all such arrangements.

          The Plan Administrator may, if necessary, reduce eligible Employees' elections of Tax-Deferred Employee Contributions for Group 1, to satisfy the conditions of this Section. Such limitations and restrictions may be imposed on all or only a class of eligible Employees and may be revoked or modified by the Administrator at any time prior to the end of the Plan Year (or such later date that may be permitted by regulations).

     3.05 LIMITATIONS ON AFTER-TAX CONTRIBUTIONS: After-Tax Employee Contributions shall be limited by the Plan Administrator to satisfy the requirements of this Section.

     Contribution Percentages (as defined in Section 401(m)(3) of the
Code) shall be determined separately for Groups 1 and 2 (as defined in
Section 3.04) by averaging the ratios (calculated separately for each Employee in each Group) of (i) the After-Tax Employee Contributions during the Plan Year, to (ii) the Employee's Earnings for the Plan Year.

     The Contribution Percentage for Group 1 shall not exceed the greater of (i) or (ii) as follows:

          (i) One and one-fourth (1.25) times the actual Contribution Percentage for Group 2;

          (ii) The Contribution Percentage for Group 2 plus two percent (2%), or two (2) times the Contribution Percentage for Group 2, whichever is less.

     If two or more plans of the Employer to which employer contributes, employee contributions, or Elective Deferrals are made are treated as one plan for purposes of Section 410(b) of the Code, such plans shall be treated as one plan. If an Employee in Group 1 participates in two or more plans of the Employer to which such contributions are made, all such contributions shall be aggregated ("Aggregate Contributions")

     For purposes of computing the Contribution Percentages, the Employer may elect to take into account Elective Deferrals allocated to a Participant's account under this Plan or any other plan it sponsors.

     The Plan shall be treated as satisfying the requirements of Sections 3.04(b) and 3.05 hereof for any Plan Year, if before the close of the following Plan Year; (i) the amount of any Excess Deferrals under Section
3.04 or excess Contributions or excess Aggregate Contributions under this Section (and any income allocable to such deferrals or contributions) is distributed to the Participant; (ii) in the case of Excess Deferrals, to the extent permitted by regulations issued by the Secretary of the Treasury an Employee elects to treat such Excess Deferral as distributed and recontributed by the Employee to the Plan; or (iii) in the case of excess Contributions or excess Aggregate Contributions, to the extent such contributions are forfeitable, are forfeited.

     3.06 CHANGE IN AMOUNT OF CONTRIBUTIONS: Subject to the provisions of Sections 3.04 or 3.05 as applicable, a Participant may elect to change the rate of his Tax Deferred Employee Contributions or his After-Tax Employee Contributions as of the first day of any month by giving prior written notice to the Employer on a form provided for such purpose and within the time period prescribed by the Plan Administrator.

     Changes will be effective with the first full payroll period which begins on or after the first day of the month as of which the Participant had elected to change his Contributions.

     3.07 VOLUNTARY SUSPENSION OF PARTICIPANT CONTRIBUTIONS: A Participant may suspend his After-Tax Employee Contributions as of the last day of any month by giving prior written notice to the Employer within the time period prescribed by the Plan Administrator.
     A Participant may suspend his Tax-Deferred Employee Contributions as of the last day of any month by giving prior written notice to the Employer within the time period prescribed by the Plan Administrator.

     The Participant may resume his Contributions as of the first day of any month which is more than three (3) months after the date the suspension commenced by giving prior written notice to the Employer within the time period prescribed by the Plan Administrator.

     Written notice of suspension or resumption of Contributions shall be on a form provided by the Plan Administrator for such purpose.

     3.08 ROLLOVER CONTRIBUTIONS: An Employee, whether or not a Participant, may request the Administrator to direct the Trustee to accept any of the following amounts from or on behalf of the Employee and place them in a Rollover Contribution Account for the Employee:

     (a) amounts transferred to this Plan directly from another trust or annuity contract maintained as part of a plan of the Employer or an Affiliated Company which is qualified under Section 401(a) of the Code;

     (b) amounts which (i) constitute or form a part of a qualifying rollover distribution within the meaning of Section 402(a)(5) of the Code which have been received by the Employee from another trust or annuity contract maintained as part of a plan qualified under Section 401(a) of the Code (other than one forming part of a plan under which the Employee was one described in Section 401(c)(1) of the Code at the time the contributions were made on his behalf), (ii) are eligible for tax-free rollover treatment, and (iii) are transferred to this Plan by the Employee within 60 days following his receipt; or

     (c) amounts which have been deposited and held in a conduit Individual Retirement Account (as defined in Section 408 of the Code) consisting solely of assets and the income thereon which were (i) previously distributed to the Employee from another trust or annuity contract maintained as part of a plan qualified under Section 401(a) of the Code (other than one forming part of a plan under which the Employee was described in Section 401(c)(1) of the Code at the time the contributions were made on his behalf) as part of a qualifying rollover distribution as defined in Section 401(a)(5) of the Code and which were deposited in the Individual Retirement Account within 60 days of their receipt, and (ii) are transferred directly to this Plan from the conduit Individual Retirement Account or are transferred to this Plan within 60 days of their distribution to the Employee from the conduit Individual Retirement Account.

     The Employee shall make application to the Administrator in writing, submitting whatever information is deemed necessary and sufficient by the Administrator to establish compliance with the requirements of this subsection 3.08. Amounts accepted by the Administrator shall be placed in a Rollover Contribution Account established for the Employee and shall become part of the Trust Fund. Any amounts in the Employee's Rollover Contribution Account shall be one hundred percent (100%) vested at all times. The Employee shall be able to direct the investment of this Account in accordance with the provisions of Article 5. An Employee's Rollover Contribution Account shall be subject to the same terms and conditions as are applicable to a Tax-Deferred Employee Contribution Account. Any amounts transferred into this Plan under this Section shall be by check. No securities may be contributed.

      3.09 EMPLOYMENT WITH AFFILIATED COMPANY: A Participant may not contribute to the Plan while he is employed by an Affiliated Company which is not an Employer, unless and except to the extent that he continues to receive Earnings from an Employer. A Participant who receives Earnings from an Employer and compensation from such an Affiliated Company may elect to contribute to the Plan, by means of payroll deductions for each payroll period, as if his Earnings from the Employer included his compensation from the Affiliated Company. However, a Participant's prior and concurrent service with an Affiliated Company which is not an Employer shall be counted for Years of Service to the extent such credit would have been given under Sections 1.45 and 1.46 as if such Affiliated Company had been an Employer. For this purpose, the fact that the Participant has made no contributions under the Plan shall be disregarded.


     ARTICLE 4:  EMPLOYER CONTRIBUTIONS


     4.01    CONTRIBUTION SCHEDULE:  With respect to each Active
Participant in its Employment the Employer shall contribute to the Plan an amount determined as follows:

          Participant's                    Employer's
          Contribution                     Contribution

          First $250                       100%
          Next $600                         50%
          Next $2,400                       25%
          Excess                             0%


     This Schedule shall be applied for each Plan Year, regardless of Participant or Employer Contributions in Prior Plan Years; provided, however, for the period beginning July 1, 1988 and ending December 31, 1988, this Schedule shall apply to Participant Contributions in such period, regardless of Participant or Employer Contributions in the previous six months.

     Contributions by the Employer with respect to Active Participants shall be paid to the Trustee promptly and credited to each Participant's Company Contribution Account as of the next Valuation Date designated by the Plan Administrator for that purpose, but no later than the next Comprehensive Valuation Date.

     4.02 MODE OF PAYMENT: Employer contributions under Section 4.01 shall be made in cash.

     4.03     FORFEITURES: The amount of any Forfeitures under Section
10.06 shall be applied to reduce future Employer contributions under the Plan as soon as practicable after the event giving rise to the forfeiture shall have occurred.

     4.04 RETURN OF CERTAIN CONTRIBUTIONS TO EMPLOYER: The following Employer contributions may be returned to an Employer:

     (a) Any contribution made by an Employer under a mistake of fact may be returned to the Employer within one year payment;

     (b)     Any contribution which is disallowed as a deduction under
Section 404 of the Code may be returned to an Employer within one year after disallowance.

     The amount which may be returned to an Employer shall not exceed the amount of the Employer's contribution reduced by any losses attributable to the contribution between the date of contribution and the Valuation Date immediately preceding the date of withdrawal. No contribution or portion of a contribution will be returned to an Employer if the return of such amount would cause the value of an Employer Contribution Account to be less than what its value would have been had the contribution not been made.

     4.05 STATUTORY LIMITATION ON ADDITIONS: Notwithstanding any other provisions of the Plan, for each Plan Year beginning on and after January 1, 1987, "the annual addition" to a Participant's Accounts shall not exceed the lesser of (a) and (b) below:

     (a)     The Maximum Permissible Dollar Amount; and

     (b)     25% of the Employee's compensation for the Plan Year.

      For purposes of applying the above limits, the following conditions and definitions shall apply:

          (i)     The term "annual additions" shall mean the sum of:

               1. Employer Contributions and forfeitures allocated to the Participant's Accounts under Sections 4.01 and 5.01;

               2. Tax-Deferred Employee Contributions and After-Tax Employee Contributions allocated to the Participant's Accounts under
Section 3.01 and 3.02;

          (ii) The initial Maximum Permissible Dollar Amount shall be $30,000, and the initial Maximum Permissible Benefit shall be $90,000. The limitations shall be adjusted automatically in accordance with regulations issued or to be issued by the Secretary of the Treasury as the corresponding limitation in Section 415(c)(1)(A) and Section 415(b)(1)(A) of the Code, respectively, are adjusted for the cost of living in accordance with Section 415(d) of the Code.

          (iii) For purposes of this Section, the term "compensation" shall mean the amount paid to the Employee by the Employer during the Plan Year, excluding Tax-Deferred Employee Contributions under Section 3.01.

          (iv) The limitations of this Section with respect to any Participant who at any time has been a participant in any other defined contribution plan maintained by the Company or an Affiliated Company shall apply as if the total contributions made under all such defined contribution plans in which the Participant has been a participant were made to one plan.

          If the above limitations would be exceeded in any Plan Year, the Plan Administrator shall take the following action in any order at such times as required and to the extent necessary to prevent the limitations from being exceeded.

          (i) Discontinue or reduce the Participant's Tax-Deferred Employee Contributions;

          (ii) Discontinue or reduce the Participant's After-Tax Employee Contributions for the Plan Year.

          (iii) Instruct the Trustee to return all or a portion of the Employee's After-Tax Employee Contributions made during the Plan Year;

          (iv) Instruct the Trustee to return all or a portion of the Employee's Tax-Deferred Employee Contributions made during the Plan Year;

          (v) Instruct the Employer to reduce or eliminate its Employer Contributions to the Participant's Accounts for the remainder of the Plan Year;

          (vi) Instruct the Trustee to return to the Employer all or a portion of the Employer Contributions made to the participant's
Accounts for the Plan Year;

          (vii) Apply any amounts in excess of such limitations ("excess amounts") for a Participant to reduce Employer contributions for the next Plan Year (and succeeding Plan Years, as necessary) for that Participant, if that Participant is covered by the Plan as of the end of the Plan Year.

     If that Participant is not covered by the Plan as of the end of the Plan Year, the Committee shall hold such excess amounts unallocated in a suspense account for the Plan Year to be allocated and reallocated in the next Plan year to all of the remaining participants in the Plan. Such allocation or reallocation shall not result in the limitations of this
Section 4.05 being exceeded for any Participant for the Plan Year.

     Any excess amounts not allocated to Participants in the preceding paragraph shall be used to reduce Employer contributions for the next Plan Year (and succeeding Plan Years, as necessary) for all of the Participants in the Plan.

     For purposes of this subsection, excess amounts may not be distributed to Participants or former Participants.

     The above actions shall not be considered a suspension of Participant Contributions as provided in Section 3.07.

     Notwithstanding the foregoing, the provisions of Section 415 of the Code, as amended by the Tax Reform Act of 1986, are hereby incorporated by reference for use as a guide to the interpretation of the foregoing provisions.

     4.06 COMBINED PLANS LIMITATION: In any case in which a Participant in the Plan is also a participant in any defined benefit pension plan maintained by the Employer, the allocations set forth in this Plan shall be additionally limited so that the sum of the "defined benefit fraction" and the "defined contribution fraction" shall not exceed 1.0 for any Plan Year.

     The term "defined contribution fraction" for a Plan Year shall mean a fraction, the numerator of which is the sum of annual additions to the Participant's Accounts for all Plan years as of the end of the Plan Year and the denominator of which is the lesser of 125% of the Maximum Permissible Dollar Amount for the Plan Year and all prior Years of Services or 140% of 25% of the Participants compensation for that year and all prior Years of Service.

     The term "defined benefit fraction" for a Plan Year shall mean a fraction, the numerator of which is the projected annual benefit for the Participant under all qualified retirement plans of the Employer and the denominator of which is the lesser of 125% of the Maximum Permissible Benefit under the Retirement Plans for the Plan Year or 140% of the Participant's average compensation for the three highest paid years. Such fraction shall be determined as of the end of the Plan Year.

     The Participant's projected annual benefit shall be determined under such retirement plans assuming that his earnings continue to normal retirement date at the same level as at the end of the Plan Year and assuming that his service continues to accrue to his Normal Retirement date without a break in service prior to his normal retirement date. The terms "earnings", "service", "normal retirement date", and "break in service" shall have the same meaning as defined in such retirement plans.

     ARTICLE 5:  INVESTMENT OPTIONS


     5.01     INVESTMENT OF PARTICIPANT AND EMPLOYER CONTRIBUTIONS:
Participant and Employer Contributions shall be invested by the Trustee, either as directed by the Provisions of the Plan or as directed by the Participant (or, where applicable, the Participant's Beneficiary or an Alternate Payee designated pursuant to a Qualified Domestic Relations Order), in one or more Investment Funds which shall include the following:

          THE PLAN SPONSOR STOCK FUND: A fund which invests primarily in shares of Bowater Incorporated common stock. However, a small percentage of the Fund is invested in money market instruments to facilitate daily cash transactions. Cash dividends received on shares of Bowater Incorporated stock held by this Fund will be automatically reinvested in the Fund. Accounts in this Fund shall segregate, separately account for and respectively consist of shares of Bowater Incorporated stock attributable to Employer Contributions and Participant Contributions.
All participant Contributions initially invested directly in this Fund pursuant to Section 5.02 shall be treated as if invested at 95% of market value, with the Employer making the necessary contributions to effect allocations at full fair market value.

     Subject to the provisions of other Sections of the Article 5, any Employee Stock Ownership Accounts shall be invested in this Fund.

     ADDITIONAL INVESTMENT FUNDS: There shall be established by the Trustee at the direction of the Plan Sponsor or its designee such further additional Investment Funds as shall be deemed appropriate, including Investment Funds appropriate for purposes of meeting the requirements of
Section 404(c) of ERISA and the regulations thereunder.

     TEMPORARY INVESTMENT: Pending investment and reinvestment, the Trustee may invest temporarily all or any part of the Investment
Funds and such other Investment Funds as may be established by the Trustee at the direction of the Plan Sponsor or its designee pursuant to the provisions of the Plan in short and medium term securities including but not limited to commercial paper, notes of finance companies or in obligations of the U.S. Government or any instrumentality or agency thereof. The Plan Sponsor or its designee may from time to time specify additional or different investment vehicles for the temporary investment of funds by the Trustee, or may direct the Trustee in the temporary investment of funds. The Trustee may invest all or any part of any Investment Fund directly in the securities and obligations authorized for the respective Investment Fund or through the medium of any common, collective or commingled trust fund which is invested principally in securities and obligations authorized for the respective Investment Fund.

     5.02 INVESTMENT ELECTIONS BY PARTICIPANTS: Each Participant must elect by "Appropriate Notice" (as hereinafter defined) to have all of his Contributions and his Employer Contributions invested in any of the available Investment Funds, or among such Funds, with the investment in each Fund being a whole number percentage of such Contributions and the sum of such percentages equal to 100%. ("Appropriate Notice" means, for these purposes, written, telephonic or other electronic communication directed to the Plan Administrator, or as the Plan Administrator specifies in rules or procedures uniformly applicable to all similarly situated Participants.) A Tax-Deferred Employee Contribution Account, an After-Tax Employee Contribution Account, a Company Contribution Account, and when required, a Rollover Contribution Account shall be established for the Participant in each Investment Fund in which contributions are invested on his behalf. Contributions and earnings thereon as to which no current, valid investment direction exists may be invested as the Trustee, in its discretion, shall deem appropriate; provided, however, that in the event no trustee has agreed to undertake such investment responsibility, such contributions and earnings shall be temporarily invested in one or more of the investment vehicles authorized in the preceding paragraph for temporary investment of funds, until a valid investment direction is obtained.

     5.03 CHANGES IN CURRENT INVESTMENT ELECTIONS: A Participant may, by giving prior "Appropriate Notice", change his investment election with respect to contributions received thereafter. Changes in investment elections must be expressed as revised whole number percentages of Contributions, totaling 100%.

     5.04 TRANSFERS OF ACCOUNTS: A Participant may, by giving prior "Appropriate Notice" (as defined in Section 5.02) elect to transfer all, or part (specified as a dollar amount or a percentage of the existing balance) of his Account in any Investment Fund to another Investment Fund. Such transfer shall be effective as soon thereafter as practicable (which, with respect to Funds which are valued daily and accessible by telephone or other electronic investment direction, can be the same day as directions are transmitted, if received before 4:00 P.M. local time, or the next business day thereafter). No transfers pursuant to this
Section 5.04 shall be permitted at any time with respect to the Participant's Employee Stock Ownership Account in the Plan Sponsor Stock Fund.

     The Administrator may authorize changes in investment options on dates other than an Enrollment date as special conditions may warrant. The Administrator may establish rules and procedures as the circumstances require to allow such changes in investment options, including a special valuation of Participants' Accounts.


ARTICLE 6:   VALUATION OF PARTICIPANTS' ACCOUNTS


     6.01 ACCOUNTS: Each Participant shall have established for him separate accounts which shall reflect all amounts contributed by the Participant and by the Employer on his behalf and the investment accretions thereon.

     6.02 VALUATION OF ACCOUNTS: As of each Valuation Date, the Accounts of each Participant shall be adjusted separately for each Fund to reflect any appreciation or depreciation in the fair market value of the Funds and income earned by the Funds. The fair market value of the Funds shall be determined by the Trustee and communicated to the Administrator in writing. It shall represent the fair market value of all securities or other property held for the respective Investment Funds, plus cash and accrued earnings, less accrued expenses and proper charges against the Funds as of the Valuation Date. The Plan Sponsor Stock Fund shall be represented by Shares of Bowater Stock plus the value of any fractional share which shall be held in cash or may be unitized and expressed as a cash value, as the Plan Administrator and Trustee shall agree. The Trustee's determination of value shall be final and conclusive for all purposes of this Plan. A Participant's Accounts shall be adjusted in proportion to the balance in each Participant's Account on the last Valuation Date, less distributions.

     When determining the value of Participant's Accounts, any deposits due which have not been deposited to the Fund on behalf of the Participant shall be added to his Accounts. Similarly, adjustment of Accounts for appreciation or depreciation of the fund shall be deemed to have been made as of the Valuation Date on which the adjustment relates, notwithstanding the fact that they are actually made as of a later date.

     Any cash dividends received by the Trustee with respect to Shares of Plan Sponsor Stock held by the Plan shall be invested in additional Shares of Plan Sponsor Stock. Any Shares of Plan Sponsor Stock purchased from cash dividends plus any other Shares of Plan Sponsor Stock received as a result of a stock split or a stock dividend shall be allocated to the Accounts of Participants in the Plan Sponsor Stock Fund, in proportion to the Account balances as of the appropriate record date.

     6.03     AMOUNT OF PARTICIPANT'S ACCOUNTS:  The amount of a
Participant's Accounts for purposes of distribution shall be equal to:

     (a) The value of the Participant's Accounts as of the most recent Comprehensive Valuation date, plus

     (b) The Participant and Employer Contributions made since the most recent Valuation Date, plus

     (c) Principal and interest payments made by the Participant on any outstanding loan under Section 8.7 since the most recent
Comprehensive Valuation Date, minus

     (d)     Any distribution since the most recent Comprehensive
Valuation Date.

     Notwithstanding the above, the Administrator may in its discretion use the value of the Participant's Accounts as of a special valuation date to determine the amount of a Participant's Accounts for purposes of distribution in lieu of the amount determined above. The Administrator may delay any distribution under the Plan until the valuation as of such special date is completed.

     6.04 STATEMENT OF PARTICIPANT ACCOUNTS: As soon as practicable after the completion of each calendar quarter, an individual statement will be issued to each Participant showing the value of his Accounts.

     6.05 TIMING OF CREDITS AND DEDUCTIONS: The credits to or deductions from a Participant's Account(s) shall be deemed to have been made on the date to which they relate, although they may actually be determined at another date. Notwithstanding the foregoing, to the extent utilization of Investment Funds which are valued daily renders it feasible to do so, transactions will be effected by the Fund manager on the date money or investment directions are received prior to 4:00 P.M. local time, otherwise on the next business day. The Accounts of Participants will be debited or credited, as appropriate, no later than the date on which transactions are effected.

ARTICLE 7:    BENEFITS UPON RETIREMENT, DEATH, DISABILITY,
              OR TERMINATION

     7.01 RETIREMENT: Upon Retirement, the Vested Value shall be the Value of the Participant's Accounts. The Vested Value shall be paid to him in full under any of the methods selected by the Participant under Sections 7.06 and 7.07, subject, if applicable, to the provisions of
Section 7.09.

     7.02 DEATH: Upon the death a Participant before or after Retirement, the Vested Value shall be the value of his Accounts, to the extent not yet distributed. The Vested Value shall be paid to his Beneficiary in full, under Sections 7.06, 7.07 and 7.08, subject, if applicable, to the provisions of Section 7.09.

     7.03 DISABILITY: Upon termination of employment of a Participant by reason of Disability before Retirement, the Vested Value shall be the value of his Accounts. The Vested Value shall be paid to him or his Beneficiary in full under Sections 7.06 and 7.07, subject, if applicable, to the provisions of Section 7.09, or, if applicable pursuant to Section 10.07.

     7.04 OTHER TERMINATION OF EMPLOYMENT AND VESTING: Upon termination of Employment of a Participant other than by Retirement, death, or Disability, and other than by transfer to an Affiliated Company which is not an Employer the Vested Value of his Accounts shall be paid to him in accordance with Sections 7.06 and 7.07, provided, however, that installment payments pursuant to Section 7.06(b) may not be elected by a terminated Participant prior to attainment of age 59 1/2.

     The Vested Value of a Participant's Accounts shall include the entire value of his Accounts arising pursuant to his own contributions, Company Contributions and his Employee Stock Ownership Contributions.

     A Participant who transfers to an Affiliated Company that is not an Employer and subsequently terminates his Employment with that Company shall be deemed to have terminated his Employment under this Section unless he transfers without intervening employment to an Employer or another Affiliated Company that is not an Employer.

     7.05 TRANSFER OF EMPLOYMENT: If a Participant transfers to an employment status with the Employer or an Affiliated Company such that he no longer meets the definition of employee under this plan, he shall be given the following options:

     (a) To elect a Plan to Plan Transfer of the Vested Value of his Accounts, to the Plan of the Affiliated Company.

     (b) To defer such transfer or the receipt of any distribution until a later date. His Accounts will remain in the Plan until Retirement, death, Disability, or termination of Employment, or, until eligible for withdrawal under Article 8.

     7.06     ELECTION OF BENEFITS: On or before a Participant's
Severance From Service Date he shall notify the Administrator of his election that benefits due to him upon termination of Employment be paid or made available in accordance with one of the following methods, subject, if applicable, to the provisions of Section 7.09.

     (a)     by a lump sum payment in cash;

     (b) in annual installments over a period not to exceed ten years, provided such period does not exceed the greater of the life expectancy of the Participant or the joint and last survivor life expectancy of the Participant and his Beneficiary. The amount of each installment will be determined by dividing the Participant's Vested Value by the number of annual installments which remain to be made at the time a particular installment is to be paid.

     (c) in kind, equal to the full Shares of Plan Sponsor Stock plus the cash equivalent of the fair market values of any fractional Share of Plan Sponsor Stock in the Plan Sponsor Stock Fund, together with a lump sum cash payment for the Participant's interests in the other Investment Funds. The Trustee, in the case of a fractional share, shall be deemed to have purchased such fractional share from the Participant concerned at a price equal to the cash payment to be made to the Participant. Cash for the purchase of fractional shares may be taken from dividend receipts or other cash in the Trust.

     A Participant may change his election of benefits by filing a new election in writing at any time prior to his benefit commencement date (with respect to (a) and (b), above,) or at any time prior to the purchase of the annuity contract with which payments pursuant to Section
7.09 are to be funded.

     A Participant who has previously elected to receive benefits under Subsection (b) may subsequently elect in writing to the Plan Administrator for a lump sum distribution in cash. Under such a distribution the Administrator shall permit the Participant to withdraw the total Vested Value of the Participant's Accounts, determined as of the Valuation Date next following the Participant's application for withdrawal.

     7.07 METHOD OF PAYMENT: Benefits shall be paid or made available under the Plan upon the direction of the Administrator as soon as practicable after termination of Employment occurs.

     Unless the Participant elects otherwise, distribution of benefits will begin no later than sixty days after the end of the Plan Year in which the latest of the following events occurs:

          (i)     The Participant's attainment of age 65;

          (ii) The tenth anniversary of the year in which the Participant commenced participation in the Plan; or

          (iii) The Participant's termination of Employment with the Employer or an Affiliated Company.

     Effective January 1, 1991, notwithstanding any other provisions of the Plan,

          (a) The entire interest of an Employee (i) will be distributed to such Participant not later than the "required beginning date" (as defined under subsection (d)); or (ii) will be distributed under Section 7.06(b) beginning not later than the required beginning date, in accordance with regulations prescribed by the Secretary of the Treasury.

          (b) If distributions have begun under (a)(ii), upon the death of an Employee before his entire interest has been distributed, the remaining portion will be distributed at least as rapidly as under the method being used under (a)(ii) as of the date of his death.

          (c) If distributions have not begun upon the death of a Participant, if no election has been made by the Beneficiary pursuant to
Section 7.08, the entire interest of the Participant will be distributed in accordance with Section 7.06 at the end of the calendar year containing the fifth anniversary of the Participant's death.

          (d) For purposes of this Section, the term "required beginning date" means April 1 of the calendar year following the calendar year in which the Employee attains age 70 1/2, or such other date as may be prescribed by applicable law or regulations.

     7.08 PROOF OF DEATH AND RIGHT OF BENEFICIARY: In the event of the death of a Participant who has begun to receive benefits in annual installments under the provisions of subsection (b) of Section 7.06, his Beneficiary will receive the undistributed value of his Accounts in annual installments on the same basis as the Participant had elected. Alternatively, his Beneficiary may receive the undistributed value of his Accounts in a lump sum of cash by an election in writing filed with the Plan Administration Administrator within 90 days of the Participant's death. The Beneficiary of a deceased Participant other than noted above shall elect to receive the undistributed value of his Accounts under one of the methods in Section 7.06 by an election in writing filed with the Plan Administrator within 180 days of the Participant's death, except that the maximum period in Section 7.06(b)shall be five years. If the Beneficiary does not elect a distribution within 180 days, the Plan Administrator will distribute the Account in accordance with Section 7.07(c).

     The Administrator may require and rely upon such proof of death and such evidence of the right of any Beneficiary to receive benefits of a deceased Participant as the Administrator may deem proper, and its determination of death and of the right of such Beneficiary to receive payments shall be conclusive.

     7.09     AUTOMATIC FORMS OF DISTRIBUTION FOR CERTAIN PARTICIPANTS:
The provisions of this Section shall apply to Participants in the Star Prior Plan as of June 30, 1988 and shall supersede any conflicting provisions in the Plan, if the Participant's Vested Value exceeds $3,500.


     The Automatic Form of Distribution shall be:

          (i) A qualified joint survivor annuity for a Participant who has a Spouse at the time benefits are payable, unless benefits are payable due to the death of the Participant before Retirement;

          (ii) A life annuity with installment refund for a Participant who does not have a Spouse at the time benefits are payable;

          (iii) A life annuity with installment refund for a Participant who has a Spouse, when benefits are payable due to the death of the Participant before Retirement.

     The Optional Forms of Distribution shall be:

          (i)     A single life annuity to the Participant;

          (ii) A joint and contingent life annuity payable during the lifetime of the Participant and continuing after his death at 100%, 66 2/3%, or 50% (whichever had been elected by the Participant) to his designated contingent annuitant as long as the contingent annuitant lives.

          (iii)   The options outlined under Section 7.06.

     The present value of the amount to be paid to the Participant under any option shall be at least 50% of the present value of the amounts to be paid to the Participant and Contingent Annuitant or Beneficiary. The entire interest of the Participant shall be distributed (1) over the life of the Participant or the lives of the Participant and his Spouse or (2) over a period not extending beyond the complete life expectancy of the Participant or the joint and survivor life expectancy of the Participant and his Spouse. Any form of distribution for a death benefit shall be paid (1) over the life of the Participant's Spouse or (2) over a period not extending beyond the life expectancy of the Spouse.

     The Administrator shall furnish in writing to the Participant the terms and conditions of the Automatic Forms at the time of initial Participation under Article 2, together with a general explanation of the effects of revoking or continuing this Form. The Participant shall have an election period of at least 90 days prior to distribution within which to make a written election.

     A Participant may revoke the Automatic Form of Distribution within the 90 day period preceding his Retirement Date. A married Participant's election to revoke the Automatic Form shall be effective only if it is accompanied by the written consent of the Participant's Spouse. Such written consent ("Spousal Consent") shall be irrevocable, name the individual, if any (other than the Spouse) who is to receive benefits under the Plan, acknowledge the effect of the election, and be witnessed by a representative of the Plan or witnessed and notarized by a Notary Public. Such written consent shall not be necessary if: (1) there is no Spouse, (2) the written consent cannot be obtained because the Spouse cannot be located, or (3) there exist other circumstances, under rules established by the Secretary of the Treasury, that relieve a Participant from the requirement of obtaining the consent of his Spouse.

     7.10 DIRECT ROLLOVER OF DISTRIBUTION: Any "Eligible Rollover Distribution" under this Article may, at the Participant's election, and subject to such uniform and nondiscriminatory conditions as the Plan Administrator may require, be transferred to an "Eligible Retirement Plan", subject to the provisions of Section 402 of the Code and the regulations thereunder and as hereinafter provided.

     (a) The Plan Administrator shall advise any "Distributee" entitled to receive an "Eligible Rollover Distribution" no less than thirty nor more than ninety days before the starting date of any payment (or at such other time as is permitted by law) of his right to elect a "Direct Rollover" to an "Eligible Retirement Plan" pursuant to the provisions of this Section. To elect a Direct Rollover, the Distributee must request in writing to the Plan Administrator that all or a specified portion of the Eligible Rollover Distribution be transferred directly to one or more "Eligible Retirement Plans". If a distribution will be made on behalf of the Distributee in more than one year, the notice specified in the first sentence of this Paragraph must be given to the Distributee in each year in which there is an Eligible Rollover Distribution, and the Distributee must file a new election with the Plan Administrator if he wishes to have the Eligible Rollover Distribution transferred directly to an Eligible Retirement Plan.

     The Distributee shall not be entitled to elect a Direct
Rollover pursuant to this Section, unless he has obtained any applicable Spousal Consent that would otherwise be required to obtain a distribution in the amount of the Eligible Rollover Distribution.

     (b) For purposes of this Section, the following definitions shall apply:

          (i) A "Direct Rollover" is a payment by the Plan to the "Eligible Retirement Plan" specified by the Distributee;

          (ii) A "Distributee" includes Participants, a Participant's surviving spouse and a Participant's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), but only with regard to the interest of such individual under the Plan;

           (iii) An "Eligible Retirement Plan" is a retirement plan which meets the requirements of Code Section 401(a), an annuity described in Code Section 403(a), an individual retirement account described in Code Section 408(a), or an individual retirement annuity (other than an endowment contract) described in Code Section 408(b), the terms of which permit the acceptance of a Direct Rollover of the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse of a Participant, an Eligible Retirement Plan is an individual retirement account or an individual retirement annuity. The Plan Administrator may establish reasonable procedures for ascertaining that the Eligible Retirement Plan meets the preceding requirements.

          (iv) An "Eligible Rollover Distribution" is any distribution from this Plan on or after January 1, 1993 of all or any portion of the balance to the credit of the Distributee, except for distributions (or portions thereof) which are:

               (1) Part of a series of substantially equal periodic payments (not less frequently than annually) made over the life of the Participant (or the joint lives of the Participant and the Participant's designated beneficiary), the life expectancy of the Participant (or the joint life and last survivor expectancy of the Participant and the Participant's designated beneficiary), or a specified period of ten years or more;

               (2) Required under Code Section 401(a)(9) (relating to the minimum distribution requirements); or

               (3) The portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation in employer securities described in Code
Section 402(e)(4).


ARTICLE 8:  WITHDRAWALS DURING EMPLOYMENT

     8.01 GENERAL CONDITIONS FOR WITHDRAWALS: A Participant's rights to his After Tax Employee Contribution Account, Tax Deferred Employee Contribution Account, Company Contribution Account, Employee Stock Ownership Account, and Rollover Account shall be nonforfeitable at all times.

     Any distribution under this Section may, at the Participant's election, and subject to such uniform and nondiscriminatory conditions as the Plan Administrator may require, be transferred to an individual retirement account or another tax qualified plan, subject to the provisions of Section 402 of the Code and the regulations thereunder, and in accordance with the procedures described in Section 7.10 of this Plan.

     Subject to the conditions set forth in the subsequent sections of this Article, upon notice to his Employer in the manner prescribed by the Administrator for such purpose, a Participant may make withdrawals of all or a portion of the Vested Value of his Accounts (excluding the Employee Stock Ownership Account).

     All amounts withdrawn shall be paid in cash. In the case of a partial withdrawal under this Article by a Participant having an interest in more than one Investment Fund, the amount withdrawn shall be taken, pro rata, from all Investment Funds in which the Participant maintains Accounts and from which withdrawal is permissible in the same proportion as the value of the Participant's interest in each such Fund bears to the total value of his Accounts.

     8.02 OPTIONAL WITHDRAWAL OF AFTER-TAX CONTRIBUTION AND COMPANY CONTRIBUTION ACCOUNT: A Participant may withdraw all or any part of his After-Tax Employee Contribution Account, and, subject to the limitation hereinafter imposed, his Company Contribution Account (including his Company Contribution Account due to such contributions under the Bowater Forms Prior Plan) determined as of the next Valuation Date. The amounts available for withdrawal at any given time shall exclude Company Contributions made during the two years immediately preceding withdrawal. These amounts may not be distributed to the Participant until his termination of Employment or until such amounts have been in the Plan for at least two years, whichever occurs first.

     A Participant who has made a withdrawal under this Section shall not forfeit any part of his Company Contribution Account.

     8.03 SPECIFIED HARDSHIP WITHDRAWAL: A Participant who has borrowed the maximum amount (if any) available under the Plan may apply for a Specified Hardship Withdrawal. Under such a withdrawal the Plan Administrator (or his delegate) may permit the Participant to withdraw all or a portion of his Tax-Deferred Employee Contributions Account, and investment return accrued as of December 31, 1988 on his Tax-Deferred Accounts.

     The value of the Accounts for purposes of this Section shall be determined as of the Valuation Date next preceding the date on which the Plan Administrator (or his delegate) approves the withdrawal, or the Valuation Date next following the Participant's application for withdrawal, whichever Valuation Date is later. The value shall include Tax-Deferred Employee Contributions made since the applicable Valuation Date and shall not include the amount of any withdrawals or loans made by the Participant since the Valuation Date.

     A Participant who has made a withdrawal under this Section shall incur a mandatory suspension of 12 months for all types of contributions. In addition, the Participant's Tax-Deferred Contributions for the Plan Year following the withdrawal shall not exceed the limit on Elective Deferrals under Section 3.04 hereof for that Plan Year, reduced by the Tax-Deferred Contributions made by the Participant in the Plan Year in which the withdrawal occurs.

     8.04 WITHDRAWAL AFTER AGE 59 1/2: A Participant who has attained age 59 1/2 may make a withdrawal under the provisions of Section
8.03 without satisfying the conditions of that Section for a specified Hardship. Upon such a withdrawal, the Participant shall not incur a Mandatory Suspension.

     8.05 WITHDRAWAL OF ROLLOVER ACCOUNT: A Participant who has made a Rollover Contribution under Section 3.08(b) may withdraw the total value of his Rollover Account at any time.

     A Participant who has made a trust-to-trust transfer under Section 3.08(a) may make withdrawals under the applicable Sections of this Article. The amounts attributable to such transfer are not segregated in the Participant's Accounts.

     8.06     WITHDRAWAL OF EMPLOYEE STOCK OWNERSHIP ACCOUNT: A
Participant may withdraw the total value of this Account while employed, beginning December 31, 1994.

     8.07 LOANS TO INTERESTED PARTIES: Effective January 1, 1990, any Active Participant or inactive Participant who is an "interested party" as defined in Section 3(14) of ERISA may apply for a loan from the Plan in lieu of a Withdrawal. To obtain a loan, such Participant must submit a written application for approval on a form and in such manner as may be prescribed by the Plan Administrators.
Such loan (1) must be at least $1,000, and (2) shall not exceed the lesser of (i) $50,000, reduced by the excess of the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date the loan is made over the outstanding balance of the loans from the Plan on the date the loan is made, or (ii) 50% of the Participant's Vested Value under the Plan.

     In addition to such rules and regulations as the Plan Administrator may adopt, all loans shall comply with the following terms and conditions:

     (a) The Participant shall execute a promissory note and assign to the Plan his rights to his Accounts to the extent necessary to pay off the loan in the event of default.

     (b) The term for repaying the loan shall be at least 12 months but not more than 5 years; provided, however, that a loan used to acquire any dwelling unit which, within a reasonable time, is to be used (determined at the time the loan is made) as a principal residence of the Participant shall provide for periodic repayment over a reasonable period of time that may not exceed 15 years.

     (c) Loan disbursements shall be made from the Participant's Investment Funds in proportion to his vested balance in the Investment Funds. A loan shall be considered to be an investment of the Participant's interest in the Plan which has been directed by the Participant, and the evidence of debt shall be held as an asset in an account maintained for the borrowing Participant. Repayments of principal and interest shall be reinvested in accordance with the Participant's then-current investment election.

     (d) The loan shall bear interest at a reasonable rate as determined by the Plan Administrator. The Plan Administrator shall not discriminate among Participants in the matter of interest rates, but loans granted at different times may have different interest rates if, in the opinion of the Plan Administrator, the difference in rates is justified by economic conditions.

     (e) The loan shall provide that a Participant shall repay his loan by payroll deductions that will amortize the loan in level payments over its term, but shall also provide that a Participant may repay the remaining balance of the loan in a single lump sum through a withdrawal from the Plan used in whole or in part for such repayment or through a cash payment. Any Participant who prepays a loan under this subsection may not rceive another loan within the three month period following the date the loan is prepaid.

     If a Participant is absent from work with less than full compensation, payroll deductions will continue as long as his pay is sufficient to cover the amounts due under the terms of the loan. If the Participant's compensation is insufficient to cover the regular payments due, the Participant shall make arrangements with the Plan Administrator for repaying principal and interest on a current basis.

     (f)     A Participant who qualifies for a hardship withdrawal under
Article 8 may withdraw from the Plan to the extent that such withdrawal will not result in his loan exceeding the maximum limitations under this Section, unless the Participant authorizes the Plan Administrator to apply a sufficient amount of such withdrawal to reduce the loan to the maximum limitations after such withdrawal.

     (g) A Participant shall not be approved for a loan under this Article until any prior loan has been completely amortized.

     (h) A Participant will be deemed to have defaulted on his loan upon the earlier of:

          (i) separation from service due to retirement, death, total and permanent disability, layoff, or any other reason; or

          (ii)     failure to make a loan repayment when due.

     (i) Upon default, the Plan Administrator may take any action (including reinstatement of the loan upon receipt of amounts, if any, in arrears and resumption of timely, regular repayment installments) permitted by law and consistent with the provisions of the Plan and its continued qualification to collect the balance due on the loan (or see to the application of collateral to the payment thereof). No amount shall be distributed to a Participant in default on an outstanding loan until the loan is repaid in full. If the amount of any such distribution is insufficient to repay the loan, the Participant or his Beneficiary shall be liable for repaying any amount still outstanding.

     (j)     Nothing in this Section shall preclude the Plan
Administrator from declaring a moratorium on the approval of loans or from amending this Section subject to applicable regulations issued by the Internal Revenue Service.


ARTICLE 9:   ADMINISTRATION

     9.01  FIDUCIARIES:

          (a)     The following parties are Fiduciaries of the Plan:

               (i)     The Employer;

               (ii)     The Plan Sponsor;

               (iii)     The Trustee; and

               (iv) Any committee(s) or individual(s) appointed by the Employer or the Plan Sponsor as Plan Administrator or to whom discretionary administrative authority or responsibility with respect to the Plan has been delegated by the Employer or the Plan Sponsor.

          (b)     The Plan Administrator shall be the Named Fiduciary.

          (c) If a Plan Administrator has not been appointed, or ceases for any reason to serve, the Employer shall function as the Administrator until a Plan Administrator (or successor, as appropriate) is appointed.

          (d) The responsibilities of each Fiduciary may be specified by the Employer and accepted in writing by each Fiduciary. If no such delegation is made by the Employer, the Fiduciaries may allocate responsibilities among themselves in writing and notify the Employer and the Plan Sponsor that they have done so, specifying in such notification the responsibilities of each Fiduciary. If the Fiduciaries provide a copy of such notification to the Trustee, the Trustee shall thereafter (until such time as the Employer, the Plan Sponsor, or the Fiduciaries deliver to the Trustee a written revocation of such allocation) accept and be justified in relying upon any documents executed by the appropriate Fiduciary pursuant to the allocation of responsibilities disclosed in such notification.

          (e) Each Fiduciary shall have only those specific powers, duties, responsibilities and obligations as are assigned to such Fiduciary under the Plan, delegated to the Fiduciary by action of the Employer or the Plan Sponsor, or allocated to the Fiduciary by written allocation among the Fiduciaries pursuant to Paragraph (d), above.

     9.02 RESPONSIBILITIES OF THE PLAN SPONSOR: The Plan Sponsor shall have the following powers and duties with respect to the Plan;

     (a) to appoint the members any committee created to exercise any responsibility with respect to the Plan;
     (b) to terminate the Plan in whole or in part pursuant to the procedures provided hereunder;

     (c) to delegate any of the fiduciary responsibilities under the Plan to any individual, committee, or entity (including the Employer) it may designate; provided, however, that any delegation of a fiduciary duty that has already been assigned by the provisions of the Plan, by previous action of the Bowater Board, or by written allocation among the Fiduciaries, shall be effected by delivery in writing to the Fiduciaries to and from whom such responsibility is being reassigned;

     (d) to designate any individual, committee, or entity to whom fiduciary responsibilities are delegated as an additional Fiduciary or Named Fiduciary of the Plan; and

     (e) to exercise any other powers or responsibilities not specifically allocated to another fiduciary.

     9.03 RESPONSIBILITIES OF THE TRUSTEE: The Trustee shall have the powers and duties allocated to it in the trust agreement. The Trustee shall have no other responsibilities with respect to the Plan, except to the extent such responsibilities are delegated or assigned by the Bowater Board or its delegate to, and accepted by the Trustee.

     9.04 RESPONSIBILITIES OF THE PLAN ADMINISTRATOR: The Plan Administrator (the "Administrator") shall be responsible for and shall discharge all duties and obligations imposed on a Plan Administrator by ERISA and the Code. The Administrator shall prepare, publish, file and furnish the Plan reporting and disclosure reports, statements, plan descriptions and benefit rights reports of Participants in the manner and at the times required by law. The Plan Administrator may employ counsel and/or consultants to render advice with regard to any responsibility of the Plan Administrator under the Plan and may employ necessary clerical help. Any individual or committee designated as the Plan Administrator shall report to (or as directed by) the Bowater Board in order that the Plan Administrator's performance of his duties may be periodically reviewed. In addition, the Plan Administrator shall have the following powers and duties with respect to the Plan:

     (a) To establish and enforce such rules, regulations and procedures as the Administrator shall deem necessary or proper for the efficient administration of the Plan;

     (b) To interpret the Plan, the Administrator's interpretation thereof in good faith to be final and conclusive;

     (c) To decide all questions concerning the Plan and the eligibility of any Employee to participate in the Plan;

     (d) To compute the amount of benefits which shall be payable to any Participant, retired Participant or Beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits shall be paid;

     (e) To advise the Trustee in writing with respect to all benefits which become payable under the terms of the Plan and to direct the Trustee to pay such benefits from the Trust Fund;

     (f) To submit annually to the Bowater Board or its designee a report showing in reasonable summary the financial condition of the Plan and Trust Fund, a summary of the operations of the Plan for the past year, and any further information which the Bowater Board or its designee may require;

     (g) To maintain all such books of account, records and other data as shall be necessary for proper administration of and necessary actuarial valuations for the Plan and to meet the reporting and disclosure requirements of ERISA;

     (h) To appoint any accountant, attorney, consultant or other professional; and

     (i) To appoint Unit Administrators and determine their powers and to delegate to the Unit Administrators such of the Administrator's duties as the Administrator may, subject to this Article 9 and the requirements of ERISA, determine. Any such allocation or delegation shall be periodically reviewed by the Bowater Board or its designee.

     9.05 DELEGATION OF DUTIES: Any committee established by the Plan Sponsor or at its direction or by its designee may appoint subcommittees and determine their powers; and the Plan Sponsor and its designees and their designees may allocate among themselves or may delegate to another person or persons such of the fiduciary duties as they may in their sole discretion determine. Any such allocation or delegation shall be periodically reviewed by the Bowater Board;

The Plan Sponsor, the Administrator and their respective designees, agents, officers and employees and any committee(s) established by the Plan Sponsor or at its direction or by its designee, shall be entitled to rely upon all certificates and reports made by the accountant or consultant and upon all opinions given by legal counsel; the Plan Sponsor, the Administrator, and their respective designees, agents, officers and employees and any committee(s) established by the Plan Sponsor or at its direction or by its designee, shall be fully protected in respect to any action taken or suffered by them in good faith and acting as prudent men would act in like circumstances in reliance upon such certificate, report or the advice or opinion of such accountant, consultant or counsel and all action so taken or suffered shall be conclusive upon each of them and upon all Participants, retired Participants, surviving Spouses, Beneficiaries and Contingent Annuitants.

     9.06 COMMITTEE ACTION: Unless otherwise directed by or at the direction of the Plan Sponsor, a majority of the members of any committee(s) established by or at the direction of the Plan Sponsor or by its designee shall constitute a quorum. Decisions with a quorum present shall be by majority vote. The action of a majority expressed in writing without a meeting shall constitute the action of a committee and shall have the same effect as if assented to by every member.

     9.07 INDIVIDUAL INDEMNIFICATION: To the extent permissible under ERISA, the Plan Sponsor shall indemnify each member of the Plan Sponsor's/Employer's board of directors, each member of any committee(s) established by or at the direction of the Plan Sponsor or its designee, and the Plan Administrator or any of their delegees against costs, expenses and liabilities, including attorney's fees, incurred in connection with any action, suit or proceeding instituted against them or any one of them because of any act of omission or commission performed by them or any one of them as a director, committee member or Administrator, or designee or delegee thereof, as the case may be, while acting in good faith and exercising his judgment for the best interest of the Plan.

     Promptly after receipt by an indemnified party under this section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the Plan Sponsor, notify the Plan Sponsor of the commencement thereof, and the omission so to notify the Plan Sponsor will relieve it from the liability hereunder, but not from any other liability which it may have to such person. The Plan Sponsor shall be entitled to participate at its own expense in the defense or to assume the defense of any action brought against any party indemnified hereunder.

     In the event the Plan Sponsor elects to assume the defense of any such suit, such defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, and the indemnified party shall bear the fees and expenses of any additional counsel retained by him.

     9.08 EXPENSES: Any expenses reasonably incurred by the Plan Administrator or the member(s) of any committee(s) in the performance of their duties shall be paid by the Employer. Such reasonable expenses include the Employer's securing insurance to protect them from personal liability resulting from their actions taken in a fiduciary capacity with
respect to this Plan.   All reasonable expenses incurred in connection
with the administration of the Plan, including (without limitation) the compensation of the Trustee, administrative expenses, any investment management charges and proper charges and disbursements of the Trustee and compensation and other expenses and charges of any counsel, accountant, specialist or other person who shall be retained by the Employer in connection with the administration of the Plan shall be paid from the Trust Fund to the extent not paid by the Employer.


ARTICLE 10:  GENERAL PROVISIONS


     10.01 INALIENABILITY OF BENEFITS: No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, encumbrance or change, and any attempt to do so shall be void. However, the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a qualified domestic relations order (as defined under the Retirement Equity Act of 1984 and regulations thereunder) shall not be considered an assignment or alienation of benefits under the Plan. The Administrator shall comply with such order. However, the amount and form of benefits provided by the Plan shall not be altered by such order.

     10.02 NO RIGHT TO EMPLOYMENT: Nothing herein contained nor any action taken under the provisions hereof shall be construed as giving any Employee the right to be retained in the employ of the Employer or as interfering with the rights of the Employer to discharge an Employee at any time.

     10.03 UNIFORM ADMINISTRATION: Whenever in the administration of the Plan any action is required by the Administrator such action shall be uniform in nature as applied to all persons similarly situated and no such action shall be taken which will discriminate in favor of highly compensated Participants or Participants whose principal duties consist of supervising the work of others.

     10.04 HEADINGS: The headings of the sections of this Plan are placed herein for convenience of reference and, in the case of any conflict, the text of the Plan, rather than such headings, shall control.

     10.05 CONSTRUCTION: The Plan shall be construed, regulated and administered in accordance with the laws of the State of South Carolina, except to the extent that such laws are superseded by ERISA. The Plan and the Trust shall be construed so as to qualify under Sections 401(a), 401(k), and 501(a) of the Code.

     10.06 UNCLAIMED DISTRIBUTIONS: If within five years after any distribution becomes due to a Participant or Beneficiary, the same shall not have been claimed, provided due care shall have been exercised in attempting to make such distribution, the amount thereof shall be treated as a forfeiture under Section 4.03 and applied to reduce future Employer contributions under the Plan; provided, however, that such Employer shall restore the amount so applied (without further investment return) if and when the same shall be claimed by the Participant or Beneficiary entitled to receive it.

     10.07 DISTRIBUTIONS TO A LEGAL REPRESENTATIVE: If the Administrator finds that a person entitled to a benefit is unable to care for his affairs because he is a minor or because of illness or accident, the Administrator may direct that any benefits due him, unless claim shall have been made therefor by a duly appointed legal representative, shall be paid to the Spouse, child, or legal representative of such person. Any payments so made under the direction of the Administrator shall be a complete discharge of the liabilities of the Plan therefor.

     10.08 EXPENSES: The Plan shall pay all costs and expenses incurred in administering the Planto the extent not paid by the Company and/or the Plan Sponsor.Direct charges and expenses arising out of the purchase or sale of securities or other assets and taxes levied on or measured by such transaction, may be charged against the Account(s) of the Participant(s)in the Investment Fund(s) for which the transaction took place. The Plan Sponsor shall provide for the allocation of such fees and expenses among the Employers.

     All funds deposited to the Trust Fund and all income earned by the Trust Fund shall be used for the exclusive benefit of the Plan Participants and for payment of the expenses of administering the Plan and the Trust Fund to the extent such expenses are not paid by the Employers, and for no other purpose. No portion of the Trust Fund shall revert to or become the property of the Company until all liabilities under the Trust Fund pursuant to the Plan are satisfied.

     10.09 SOURCE OF PAYMENT: Benefits under the Plan shall be payable only out of the Trust Fund. The Employers shall have no obligation, responsibility, or liability to make any direct payment of benefits under the Plan. Except as otherwise provided by law, including ERISA, neither the Employers nor the Trustee guarantee the Trust Fund against any loss or depreciation or guarantees the payment of any benefit hereunder.

     10.10 PLAN SUBJECT TO TAX APPROVAL: The adoption of the Plan and the Trust incident hereto, as it applies to any Employer, is expressly subject to the condition that it shall be approved and qualified by the Internal Revenue Service as meeting the requirements of Sections 401 and 501 of the Code and regulations issued thereunder with respect to employees' trusts.

     If implementation of any of the provisions of the January 1, 1989 Amendment jeopardizes the Plan's receipt or retention of a favorable determination by the IRS of its qualification under Sections 401 and 501 of the Code, rendering the abandonment of those provisions to be the prudent or preferred course of action, then the Plan Administrator may rescind such provisions of the Plan, whereupon any pre-January 1, 1989 provisions of the Plan requisite to such qualification shall be reinstated from the effective date of this Amendment to the effective date of such rescission.

     10.11 DISCONTINUANCE OF CONTRIBUTIONS: The Plan is voluntary on the part of the Employers. Although the Company does not anticipate terminating the Plan at any point in the foreseeable future, the Company and each other Employer that elects to participate in the Plan reserves the right, through its board of directors, to terminate its participation in the Plan pursuant to Article 11 and/or discontinue further contributions by Participants or the Employer to the Trustee.


ARTICLE 11:   SPECIAL PROVISIONS


     11.01 AMENDMENTS TO THE PLAN: The Plan Sponsor reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate to conform with governmental regulations or other policies, to modify or amend in whole or in part any or all of the provisions of the Plan; provided that no such modification or amendment shall make it possible for any part of the funds of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of Participants or their Beneficiaries or the payment of reasonable costs of administration of the Plan; and provided further, that no such amendment shall increase the duties of the Trustee without its consent thereto in writing. Except as may be required to conform with governmental regulations, neither such amendment nor this amendment and restatement of the Prior Plans shall adversely affect the rights of any Participant or Beneficiary with respect to contributions made on his behalf prior to the date of such amendment nor shall any new or additional condition which are impermissible, pursuant to Section 411(d) of the Code and the regulations thereunder, be imposed with respect to an accrued benefits attributable to service rendered prior to such amendment.

     11.02 MERGER, CONSOLIDATION, OR TRANSFER OF ASSETS: The Plan shall not merge or consolidate with, or transfer its assets or liabilities to any other plan or entity unless each Participant would, if the surviving plan or entity then terminated, receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive if the Plan had terminated immediately before the merger, consolidation or transfer.

     Any such merger, consolidation, or transfer shall be accomplished in accordance with applicable regulations of the Internal Revenue Service.

     11.03 TERMINATION: The Plan is purely voluntary on the part of the Company and each other Employer, and the Company and the Plan Sponsor reserves the right to terminate or completely discontinue contributions under the Plan, and terminate the Trust Agreement and the trust hereunder. Upon a complete or partial termination of the Plan, or complete discontinuance of contributions hereunder, the value of the Account of each Participant affected by such termination or discontinuance shall be fully vested, and payment of benefits shall be made to such Participants or their Beneficiaries either upon such termination or upon the termination of Employment of the respective Participants, at the discretion of the Administrator in the same manner as on termination of Employment under Section 7.04. In the case of a complete termination or a complete discontinuance of contributions to the Plan, any forfeitures not previously applied in accordance with Section
4.03 shall be credited ratably to the Accounts of all Participants in proportion to the amounts of Employer Contributions credited to their respective Company Contribution Account during the current calendar year, or the prior calendar year if no Employer Contributions have been made during the current calendar year.

     11.04 WITHDRAWAL OF AN EMPLOYER: Subject to the requirement of ERISA and the Code, any one or more of the Employers (other than the Company) may terminate its participation in and withdraw from the Plan by giving six months' advance notice in writing to the Company of its or their intention to withdraw, unless a shorter notice shall be agreed to by the Board.

     Upon such withdrawal, the Company shall certify to the Trustee the equitable shares of such withdrawing Employers in the Trust Fund and the Trustee shall thereupon set aside such securities and/or property to such legal representatives as may be designated by such withdrawing
Employer(s).

     The withdrawal of an Employer from the Plan shall not constitute a termination of the Plan as thereafter in effect for any other Employer that has not withdrawn.


     11.05 PROCEDURE: The termination, partial termination or amendment of this Plan may be effected by the adoption of a resolution by the Board or the Bowater Board to that effect, or by the execution of an instrument amending or terminating the Plan by the designee of either the Board or the Bowater Board, to whom such authority to so act has been given by resolution of either board. The authorization of the either such board may be general and need not be given in contemplation of or with reference to specific terms of amendment or termination.



ARTICLE 12:   CLAIMS PROCEDURE


     12.01 SUBMISSION OF CLAIMS: Claims for benefits under the Plan shall be submitted in writing to the Plan Administrator or a person designated by the Administrator for this purpose. Written notice of the disposition of a claim shall be furnished to the claimant within 30 days after the application therefor is filed. Such 30-day period may be extended (for an additional 90 days) if the Administrator determines that such an extension of time is necessary to process the claim and so advises the claimant in writing within 30 days after receipt of the claim.

     12.02 WRITTEN NOTICE OF DENIED CLAIM: The Administrator shall provide adequate notice in writing to any person whose claim for benefits has been denied. Such notice shall set forth the specific reason or reasons for the denial and shall be written in a manner calculated to be understood by the recipient. Such notice shall also refer specifically to pertinent Plan provisions on which the denial is based; shall describe any additional material or information necessary for the claimant to perfect the claims; and shall explain why such material or information is necessary. Such notice shall also explain the Plan's claims review procedure.

     12.03 REVIEW OF DECISION DENYING CLAIM: If a claimant's claim has been denied in whole or in part, the claimant shall be advised in writing that he or his duly authorized representative may request a review by the Bowater Board or its designee upon written application to the Plan Administrator. The claimant or his duly authorized representative shall request such review in writing not more than 90 days after receipt by the claimant of written notification of denial of a claim. Within 10 days after, or as part of, a timely request for review, the claimant may submit issues and comments in writing and may review pertinent documents.

     12.04 HEARING: Upon receipt of a timely request for review, the Bowater Board or its designee may hold a hearing, or,in its discretion, appoint one or more of its members (or if its designee is a committee, the committee may appoint one or more of its members) to hear the claimant's request and inquire into the merits of the matter. Such member(s) shall meet promptly with the claimant and/or his duly authorized representative and hear such arguments and/or examine such documents as the claimant or his representative shall present. The member(s) shall report his (their) findings to the Board or its designee and the Plan Administrator orally or in writing.

     12.05 WRITTEN DECISION OF COMMITTEE: A decision of the Bowater Board or its designee on review of a claim shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant. Such decision shall include specific references to the pertinent Plan provisions on which the decision is based. The decision shall be made promptly and not later than 60 days after a request for review, unless special circumstances require an extension of time for processing, in which case the claimant shall be so advised in writing prior to the expiration of the initial 60-day period and decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review.


ARTICLE 13:  TOP-HEAVY PROVISIONS

     13.01 OVERRIDING PROVISION: If the Plan is or becomes top-heavy in any Plan Year beginning after December 31, 1983, the provisions of this Article shall supersede any conflicting provisions in the Plan.

     13.02  DEFINITIONS:

          (i) DETERMINATION DATE: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of that Year.


          (ii) EARNINGS: For purposes of this Article 13, the compensation that is included on the Employee's Form W-2 for the calendar year that ends with or within the Plan Year plus the amount of any Tax Deferred Contributions made on behalf of the Employee for such calendar year.

          (iii) KEY EMPLOYEE: Any Employee or former employee (and the beneficiary(ies) of such employee) who, at any time during the determination period, was a Key Employee, in accordance with Section 416(i)(1) of the Code and regulations thereunder. A non-key Employee is an Employee who is not a key Employee, or is a former Key Employee.

          (iv) PERMISSIVE AGGREGATION GROUP: The Required Aggregation Group of plans plus any other plan or plans of the Employer which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

          (iv) PRESENT VALUE: The value based on the 1983 Group Annuity Mortality Table, separately for males and females, and an interest rate of 5% per annum.

          (v) REQUIRED AGGREGATION GROUP: (1) Each qualified plan of the Employer in which at least one Key Employee participates, and (2) any other qualified plan of the Employer which enables a plan described in
(1) to meet the requirements of Sections 401(a)(4) and 410 of the Code.

          (vi) TOP-HEAVY PLAN: For any Plan Year, this Plan is top-heavy if any of the following conditions exist:

               (a) If the Top-Heavy Ratio for this Plan exceeds 60 percent and the Plan is not part of any Required Aggregation Group or Permissive Aggregation Group of plans;

               (b) If this Plan is a part of a Required Aggregation Group of plans (but not part of a Permissive Aggregation Group) and the Top-Heavy Ratio for the group of plans exceeds 60 percent; or
               (c) If this Plan is a part of a Required Aggregation Group of plans and part of a Permissive Aggregation Group and the Top-Heavy Ratio for the group of plans exceeds 60 percent.

          (vii)     TOP-HEAVY RATIO:

               (a) If the Employer maintains one or more defined benefit plans and has not maintained any defined contribution plans (including any simplified employee pension plan), which, during the 5-year period ending on the Determination Date, has or has had account balances, the Top-Heavy Ratio for this group alone or for the Required or Permissive Aggregation Group, as applicable, is a fraction. The numerator is the sum of the Present Values of accrued benefits of all Key Employees as of the Determination date, and the denominator of which is the sum of the Present values of all accrued benefits, determined in accordance with Section 416 of the Code and the regulations thereunder. Both the numerator and the denominator include any part of any accrued benefits distributed in the 5-year period ending on the Determination Date.

               (b) If the Employer maintains one or more defined benefit plans and maintains or has maintained one or more defined contribution plans (including any simplified employee pension plan), which, during the 5-year period ending on the Determination Date, has or has had any account balances, the Top-Heavy Ratio for any Required or Permissive Aggregation Group, as applicable, is a fraction. The numerator is the sum of the Present Values of accrued benefits under the aggregate defined benefit plan or plans for all Key Employees, determined in accordance with (a) above, plus the sum of account balances under the aggregate defined contribution plan or plans of all Key Employees as of the Determination Date. The denominator is the sum of the Present Values of all accrued benefits under the aggregate defined benefit plan or plans for all Participants and the sum of the account balances under the aggregate defined contribution plan or plans for all Participants, all determined in accordance with Section 416 of the Code and the regulations thereunder. Both the numerator and the denominator include any part of any accrued benefits or account balances distributed in the 5-year period ending on the Determination Date.

               (c) For purposes of (a) and (b) above, the value of account balances and the Present Value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Section 416 of the Code and the regulations thereunder for the first and second plan years for a defined benefit plan. The account balances and accrued benefits will be disregarded for a participant: (1) who is not a Key Employee but who was a Key Employee in a prior year, or
(2) who has not received any compensation from any employer maintaining the plan at any time during the 5-year period ending on the Determination Date. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the regulations thereunder. Deductible employee contributions will not be taken into account for computing the Top-Heavy Ratio. When aggregating plans, the values of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

          (viii)     VALUATION DATE: The first day of the Plan Year.

     13.03 MINIMUM CONTRIBUTION: For any Plan Year in which this Plan is top-heavy, each non-key Employee who is eligible to participate under
Section 2.01 and who is not a participant under any defined benefit plan maintained by his Employer under which minimum benefits are on his behalf provided shall have a minimum contribution credited to his Accounts, determined as follows:

          (i) A minimum contribution of 4% of Earnings, if the Top-Heavy Ratio off this Plan is less than 90%, and the Top-Heavy Ratio is less than 60% for any defined benefit plan maintained by the Employer or an Affiliated Company in which he participates; or

          (ii) A minimum contribution of 5% of Earnings, if the Top-Heavy Ratio of this Plan is less than 90%, and the Top-Heavy Ratio is between 60% and 90% for any defined benefit plan maintained by the Employer or an Affiliated Company in which he participates; or

          (iii) A minimum contribution of 4% of Earnings, if the Top-Heavy Ratio of this Plan is 90% or more.

     Such contribution will be made with respect to any such Employee who has performed or will perform 1,000 Hour of Service (or the equivalent) for such Plan Year or has made any contributions to this Plan with respect to such Plan Year. This contribution shall not include amounts contributed under Section 3.01.

     For any Plan Year in which the Top-Heavy Ratio for this Plan is 90% or more, the 125% factor in Section 4.03 shall be reduced to 100%.

     13.04 EARNINGS: For any Plan Year beginning prior to January 1, 1994 in which the Plan is top-heavy, the maximum Earnings taken into account for the determination of benefits for any Key Employee shall be $200,000, or such amount prescribed by regulations under Section 416(d) of the Code.


ARTICLE 14:  EXERCISE OF SHAREHOLDERS'S RIGHTS

     14.01 VOTING RIGHTS: Each Participant shall be entitled to direct the Trustee as to the manner in which the Shares of Plan Sponsor Stock allocated to his Account are to be voted. The Trustee, through the Plan Administrator, shall notify Participants of each occasion for the exercise of voting rights within a reasonable time prior to the date such rights are to be exercised. The notification shall include all information that the Plan Sponsor distributes to other shareholders regarding the exercise of such rights.

     Not less than five (5) business days prior to the date on which such voting rights are to be exercised, each Participant wishing to exercise such rights shall inform the Trustee, in the form and manner prescribed by the Plan Administrator, with respect to the manner in which such voting rights are to be exercised. If a Participant does not direct the Trustee in whole or in part with respect to the exercise of voting rights attributable to Shares of Plan Sponsor Stock allocated to his Accounts, the Trustee shall not exercise such voting rights. To the extent possible, the Trustee shall vote the combined fractional Shares of Plan Sponsor Stock allocated to the Account balances of Participants to reflect the directions of the Participants to whom such fractional Shares of PLan Sponsor Stock are allocated.

     Neither the Trustee nor the Plan Administrator may make any recommendation to the Participants regarding the manner of exercising any voting rights, including whether or not such rights should be exercised.

     14.02 RIGHTS OTHER THAN VOTING RIGHTS: Each Participant shall be entitled to direct the Trustee, in the form and manner prescribed by the Plan Administrator, with respect to the exercise of rights, other than voting rights, attributable to his interest in the Shares of Plan Sponsor Stock allocated to his Accounts.

     IN WITNESS WHEREOF, BOWATER COMMUNICATION PAPERS INC. has caused this document to be executed by its duly authorized officers and its corporate seal to be affixed hereto this 27th day of December 1994.

                         BOWATER COMMUNICATION PAPERS INC.



                             /S/ Robert C. Lancaster
                         By:____________________________________


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